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                                                                  Exhibit 10.2.1


                     SOFTWARE LICENSE AND ROYALTY AGREEMENT

This Software License and Royalty Agreement (hereinafter " Agreement") is made as of the_____ day of December 2001 (hereinafter the "Effective Date") by and between Authentec Corporation, a corporation duly organized under the laws of the State of Delaware, and located in Melbourne, Florida "Authentec"), and Digital Descriptor Systems Inc., a corporation duly organized under the laws of the state of Delaware, with offices at 46 Lincoln Highway, Fairless Hills, PA 19030 (hereinafter "DDSI").

                                    ARTICLE 1
                                  Defined Terms

"Documentation" shall mean all documents, reports, instruments, memoranda or papers, in any medium or manifestation, electronic or otherwise, including, without limitation, research records and reports, development reports, experimental records and reports, engineering records and reports, production drawings, engineering drawings, board layout drawings, schematics, raw material specifications, quality control reports and specifications, drawings, photographs, models, simulations, test routines, test fixtures, test reports and results, technical data, business plans, marketing studies, financial forecasts, customer lists, books, records, view graphs and other written presentation materials, user's manuals, databases, notes, and any other tangible information owned or controlled by Authentec, whether or not considered a Trade Secret, related to, incorporated in or constituting the PowerMatch Technology.

"DDSI" shall mean, collectively, DDSI and any majority-owned subsidiary of DDSI.

"Authentec" shall mean, collectively, Authentec and any majority-owned subsidiary of Authentec.

"Government Sales" shall mean sales to the national government of any domestic or foreign sovereign nation, and the government of any state, province, territory or other political subdivision thereof including any agency, department, branch, division, institution, ministry or other bureaucratic subdivision thereof.

"Commercial Sales" shall mean all other sales not included in the definition of Government Sales above.


"PowerMatch Product" means that PowerMatch Technology, which in combination with other hardware and software comprise a fingerprint match engine licensed, leased, bartered, or exchanged by DDSI as of the Effective Date including all non-substantial improvements and derivatives thereof. Any fingerprint matching software product designed or developed after the Effective Date, and based in substantial part on a PowerMatch Technology, will be considered a Derivative PowerMatch Product. Any fingerprint matching software product designed or developed after the Effective Date and (i) uses no more than 10% of either the PowerMatch Client Software or PowerMatch Server Software; and (ii) if it operates in a substantially different manner or for a substantially different purpose than a PowerMatch Product and (iii) it does not incorporate the PowerMatch Patents or PowerMatch Inventions, will not be considered a PowerMatch Product or a Derivative PowerMatch Product.

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"PowerMatch Technology" shall mean (i) the PowerMatch Patent Applications; (ii)
the PowerMatch Inventions; (iii) the PowerMatch Software in the form as it existed at the time of delivery to DDSI; and (iv) the PowerMatch Trademarks, all of which are further described in Exhibit A to this Agreement. DDSI expects to develop modified versions of the PowerMatch technology both to integrate with its own installed base of users and to meet the needs of customers who require enhanced features not currently supported by PowerMatch.


"PowerMatch Software" shall mean the software of Authentec, in source code and object code form, and identified as:

     (1)  PowerMatch Client Software (Rev. Level 1.0); and
     (2)  PowerMatch Server Software (Rev. Level 1.0).
     (3)  Associated dynamic link libraries (dll's) and algorithms
     (4) Any incremental improvements, whether "beta" versions, or even informal or prototype code files.
"Product" shall mean either a PowerMatch Product or a Derivative PowerMatch Product.

"Territory" shall mean all the countries and territories of the world.

"Total Price" means DDSI's gross invoice price for the Product packed for shipment without any deductions, except for the following items, to the extent they are paid or allowed by DDSI:
         (a) sales or turnover taxes on sales invoices;
         (b) transportation charges and insurance on shipments to customers;
         (c) trade or quantity discounts (but not cash discounts allowed to customers and not agents' commissions); and
         (d) credits allowed for PowerMatch Products returned or not accepted by customers.

(i) If a Product is included as a component of another product licensed or leased by DDSI, then Total Price means the Total Price of such Product, as if separately licensed or leased in an arm's length transaction or the most nearly comparable Product that has been or would be licensed or leased in the ordinary course of business.

(ii) When Products are licensed or leased by DDSI to any Affiliate (as that term is defined by the Securities Act of 1933, as amended), or when Products are bartered or exchanged for goods or services, then Total Price shall be the Total Price at which comparable Products have been or would be licensed or leased in the ordinary course of business.

                                    ARTICLE 2
                              Licenses & Royalties

License: Authentec hereby grants to DDSI a royalty bearing, worldwide, non-exclusive right and license to use the PowerMatch Software and all Documentation with respect to the foregoing, to make, have made, use, improve, market and license products and to provide services to customers in the Territory. If requested to do so in writing by Authentec in order to preserve valuable rights, and if commercially feasible, DDSI shall use reasonable efforts to cause all products manufactured by it or its Affiliates that are designated by Authentec and that incorporate or embody inventions covered by the claims of licensed patents to be marked or labeled with appropriate references to such patents.


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Royalties: DDSI shall pay to Authentec a one-time initial royalty payment of
$5,000 for which DDSI will receive an Authentec Software Development Kit and, on an ongoing basis, a royalty of ten percent (10%) of the Total Price for each PowerMatch Product licensed, leased, bartered, or exchanged by DDSI from the Effective Date for all Commercial Sales, and from the expiration date of the DDSI-Harris License for all Government Sales. DDSI shall notify Authentec in writing as soon as the expiration date for the Harris license is established. A PowerMatch Product shall be considered licensed or leased on the date of payment of an invoice. A PowerMatch Product shall be considered bartered or exchanged on the date of shipment. Only one royalty shall be due for each PowerMatch Product. This royalty obligation shall continue for the duration of this Agreement.

DDSI shall pay to Authentec a royalty of ten percent (10%) of the Total Price for each instantiation of each Derivative PowerMatch Product licensed, leased, bartered, or exchanged by DDSI from the Effective Date. A Derivative PowerMatch Product shall be considered licensed or leased on the date of payment of an invoice. A Derivative PowerMatch Product shall be considered bartered or exchanged on the date of shipment. Only one royalty shall be due for each Derivative PowerMatch Product. This royalty obligation shall continue for the duration of this Agreement.

Unless and until DDSI receives payment for the following, no royalty payments will be due on: (a) product samples, (b) evaluation boards, (c) products designed by and purchased from a third party and subsequently resold by DDSI as a component of a product, and (d) non-recurring engineering funds received from a third party in return for the design, development or modification of a product.

DDSI shall pay all the royalty due under this Agreement not later than 30 days after the end of each calendar quarter for the sale, or shipment of a barter that takes place during the quarter. Payment shall be addressed to the attention of:

         Controller
         Authentec
         Post Office Box 2710
         Melbourne, Florida
         32902-2719

All royalty due hereunder shall be paid in United States funds. For purposes of computing the Total Price and royalty on licenses in the international Territory, the Total Price of the royalty bearing Product hereunder shall first be determined in the local currency of the country in which licensed or leased and then converted into its equivalent in United States funds at the bank buying rate for such local currency, as published by Chemical Bank, N .A. for the last business day of each accounting period.


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Licensing of Derivative Products: DDSI agrees that it will offer to Authentec licensing of Derivative Products which it produces on substantially the same terms as in this Agreement, i.e., 10% royalty paid to DDSI on the Total Price realized from the licensing or sale to an end customer, or other terms as may be negotiated.

Governmental Withholding: Any sum required under the laws of any governmental authority to be withheld by DDSI, its Subsidiaries or Licensees from payment for the account of Authentec shall be promptly paid by DDSI for and on behalf of Authentec to the appropriate tax or other governmental authority and DDSI shall furnish Authentec with copies of official tax receipts or other appropriate evidence issued by the appropriate tax or other governmental authorities to enable Authentec to support a claim for tax or other credit or refund in respect of any sum so withheld.

Records: DDSI shall keep, and shall cause DDSI Affiliates to keep, full, clear and accurate records which are sufficient to permit determination of the royalties due hereunder.

Quarterly Reports: Within forty-five (45) days after the end of each calendar quarter ending on March 31st, June 30th, September 30th and December 31st, commencing with the quarter in which the Effective Date occurs and continuing thereafter until all royalties payable hereunder shall have been reported and paid, DDSI shall furnish to Authentec a statement showing all said Product that was licensed, leased, bartered, or exchanged during such quarter, and the amount of royalties payable thereon. If no Product has been licensed, leased, bartered, or exchanged that shall be shown on such statement. DDSI shall provide the method of calculation, along with reasonable supporting documentation, for the royalty due.

Audit of Records: Authentec shall have the right to audit the DDSI books and records related to Products at Authentec' expense, by an independent auditor. Said audit shall be conducted during normal business hours with 5 days written advance notice provided by Authentec. The designated auditor shall retain in confidence the information in the books of account and shall report to Authentec only the accuracy or inaccuracy of the reports rendered to Authentec. If such audit discloses that the amounts paid to Authentec were understated by more than 5% in any quarter, then DDSI shall reimburse Authentec for the cost of the audit and pay the amount of such understated royalties.

Late Payments: For any late payment, DDSI shall pay Authentec interest at the prime rate. The prime rate will be as established by Chemical Bank, N .A. on the date the payment was due.

Trademarks: DDSI has no right to use, and agrees not to use or adopt, any mark that is confusingly similar to any trademark owned or used by Authentec Inc. of Melbourne, FL.


                                    ARTICLE 3
                   Transfer Documentation and Other Materials

Delivery. Subject to the terms of the Agreement, Authentec agrees to provide DDSI with one human or machine readable copy of all PowerMatch Technology Documentation, including source code and object code, to the extent the same is within the physical possession or control of Authentec. A representative of Authentec' will be responsible for identifying, assembling and delivering such Documentation to DDSI. This representative is Dale Setlak.


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Additional Transfers to DDSI. If, subsequent to the Effective Date, either party identifies any materials that are specific to the operation of PowerMatch Technology and not specifically delivered to DDSI, then upon written notice thereof, Authentec shall promptly deliver such specific materials to the extent Authentec is able to do so.

                                    ARTICLE 4
              Representations. Warranties & Limitations on Damages

Authority. Authentec and DDSI have the authority to enter into and execute this Agreement and to perform its obligations hereunder. This Agreement constitutes a legal, valid and binding obligation, and is enforceable against Authentec and DDSI in accordance with its terms.

Indemnification by DDSI. DDSI shall indemnify and hold harmless Authentec and its successors and assigns, from and against any and all damages, claims, losses, expenses, costs, obligations and liabilities suffered or incurred by Authentec, including, without limitation, reasonable attorney fees and costs, directly or indirectly as a result of any injury to or death of any person, any loss or damage to property, or any other litigation or claim by any third party relating in any way to the manufacture, use or licensing of products that incorporate the PowerMatch Technology.


Indemnification by Authentec. Authentec shall defend and indemnify DDSI and its successors and assigns, from and against any claim or action to the extent that such claim or action asserts that the rights and/or licenses granted to DDSI under this Agreement misappropriates a trade secret or infringes any patent, trademark, copyright, or other intellectual property rights of any third party, and pay the amount of any resulting judgement or settlement. AuthenTec's liability under this provision is limited to the total payments made by DDSI to AuthenTec under this contract.


Limitation of Liability: NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, BUT NOT LIMITED TO, LOSS OF ANTICIPATED PROFITS, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH POTENTIAL LOSS OR DAMAGE.

Maximum Liability: This Article 4 and all other paragraphs hereunder providing protection against liability shall survive the expiration, termination, or cancellation of this Agreement.

No Other Warranties. EXCEPT AS PROVIDED FOR IN THIS AGREEMENT, BOTH PARTIES DISCLAIM ALL W ARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, THE WARRANTY OF MERCHANTABILITY AND WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. BOTH PARTIES SPECIFICALLY DISCLAIM ANY WARRANTY OF FITNESS OR SUITABILITY OF ANY INVENTIONS, PATENT APPLICATIONS, DOCUMENTATION, KNOW-HOW OR SOFTWARE FOR ANY PURPOSE. BOTH PARTIES ACKNOWLEDGE THEY HAVE READ AND FULLY UNDERSTANDS THE ABOVE DISCLAIMERS

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                                    ARTICLE 5
                                  Miscellaneous

Agency or Partnership Between Authentec and DDSI. Nothing in this Agreement or any of the transactions, obligations or relationships contemplated hereby shall, in and of itself, constitute either Authentec or DDSI as the agent, employee or legal representative for the other for any purpose whatsoever, nor shall any party to this Agreement hold itself out as such. This Agreement does not create and shall not be deemed to create a relationship of partners, joint venturers, associates or principal-and-agent between Authentec and DDSI, and each of the parties hereto acknowledges that it is acting as a principal hereunder.

Amendment: This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by both parties.

Assignment. DDSI shall not assign its rights or obligations under this Agreement, in whole or in part, to any Person without the prior written consent of Authentec.

Confidentiality: DDSI agrees that all physical, software and contractual security it maintains for its other software products will be maintained for the PowerMatch Software. DDSI agrees to use its best efforts to prevent third parties from modifying, adapting, translating, reverse engineering, decompiling, disassembling or otherwise attempting to discover the source code of the PowerMatch Software except as expressly permitted by this Agreement.

Costs and Expenses. Unless otherwise specified in this Agreement, each party hereto shall bear its own costs and expenses (including, but not limited to, attorneys' fees) in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the transactions contemplated hereby.

Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

Entire Understanding: This Agreement sets forth the entire understanding between Authentec and DDSI pertaining to its subject matter and supersedes and replaces all prior oral or written agreements between Authentec and DDSI pertaining to such subject matter.

Governing Law: This Agreement shall be governed by and interpreted under the laws of the State of Florida and the Florida courts, without regard to choice of laws. The forum for any dispute shall be limited to a Florida court having subject matter jurisdiction and closest to Melbourne, Florida.

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Notices: Any notice required or permitted hereunder shall be given in writing by personal delivery or by registered or certified mail, return receipt requested, postage prepaid, and, if sent by mail, shall be effective upon delivery to the following addresses:

                                    Authentec Corporation
                                    Post Office Box 2719
                                    Melbourne, Florida 32902-2719

                                    President
                                    Digital Descriptor Systems Inc.
                                    440 Lincoln Highway
                                    Fairless Hills, PA 19030

Severability: If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provisions shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Termination: This Agreement may not be terminated unless by mutual agreement of the parties or breach of contract. In addition, Authentec may terminate the agreement if DDSI breaches its obligations to pay royalties due hereunder with 90 (ninety) days notice. However, should DDSI fully pay all royalties due at that time within the 90-day notice period, then DDSI shall have cured the breach and this Agreement shall not terminate. Any PowerMatch customer licensing agreements entered into by DDSI and for which Authentec has been paid all royalties due will remain in effect and not be revoked by termination of this Agreement.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.



AUTHENTEC CORPORATION                       DIGITAL DESCRIPTOR SYSTEMS INC.



By:  _____________________                  By:_________________________________


Name:                                       Name: Garrett Cohn

Title:                                      Title: President and C.E.O



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